PRESS RELEASE



FOR IMMEDIATE RELEASE:                CONTACT:

CompX International Inc.              John A. Miller
16825 Northchase Drive                Chief Financial Officer
Houston, Texas 77060                  Tel.  281-423-3391


               COMPX REPORTS INCREASED SALES AND OPERATING INCOME

     HOUSTON, TEXAS . . . July 21, 1999 . . . CompX International Inc. (NYSE:
CIX) announced its second quarter 1999 operating results and reported a 39% increase in sales and a 10% increase in operating income from the same quarter a year ago. Net sales increased to $55.0 million in the second quarter of 1999 compared to $39.7 million in the second quarter of 1998. Operating income increased to $9.7 million in the second quarter of 1999 compared to $8.8 million in the second quarter of 1998. For the first six months of 1999, net sales increased 53% to $110.2 million and operating income increased 21% to $19.3 million. The percentage increase in operating income has been adjusted to exclude a $3.3 million non-recurring charge for stock awarded in connection with the Company's initial public offering in March 1998. Net income in the second quarter of 1999 and in the second quarter of 1998 was $6.1 million, or $.38 per diluted share. Earnings per share in the second quarter of 1999 include $.01 per share of foreign currency transaction losses compared to $.01 per share of foreign currency transaction gains for the same quarter of 1998.

     The inclusion of the results for the second quarter of 1999 of Timberline Lock and Thomas Regout (acquired in November of 1998 and January 1999, respectively) and continued strong sales of the Company's security products more than offset the effect of weak demand in the office furniture industry on the Company's slide and ergonomics business. Excluding the effect of the Thomas Regout acquisition, slide and ergonomics net sales declined 3% in the second quarter of 1999 versus a year ago. Excluding the effect of the Timberline acquisition, security products net sales increased 6% in the second quarter of 1999 versus a year ago.

     "We estimate that product demand in the office furniture industry, which represents two-thirds of our business, declined between 3% and 5% in the U.S. and Europe. Given the soft market conditions, we maintained our strong margins in each business unit by reducing costs accordingly. As the office furniture market recovers, we currently expect our cost reductions to contribute to improved operating performance at CompX," said Joseph S. Compofelice, Chairman and Chief Executive Officer.

     CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and locking systems.

     Statements in this release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve a number of risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, potential difficulties in integrating completed acquisitions, possible disruptions of normal business activity from Year 2000 issues and other risks and uncertainties detailed in the Company's Security and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. The Company disclaims any duty to publicly update such statements whether as a result of new information, future events or otherwise.

                                   * * * * *













COMPX  INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

                             THREE MONTHS       SIX MONTHS ENDED
                                 ENDED

                               JUNE 30,             JUNE 30,

                             1998    1999        1998     1999

Total net sales             $ 39.7   $ 55.0      $ 71.8  $ 110.2

Cost of sales                 26.6     39.1        48.0     78.2

Gross profit                  13.1     15.9        23.8     32.0

Selling, general and           4.3      6.2    (A) 11.2     12.7
administrative

Operating income               8.8      9.7        12.6     19.3

Interest expense                .1       .4          .8       .8

Other income, net               .9       .1         1.4       .1

Income before income taxes     9.6      9.4        13.2     18.6

Income tax expense             3.6      3.3         5.0      6.7

                               6.0      6.1         8.2     11.9

Minority interest               .1        -          .1       .1

Net income                  $  6.1   $  6.1      $  8.3   $ 12.0

Net income per diluted      $ 0.38   $ 0.38      $ 0.59   $ 0.74
common share

Weighted average diluted
common shares outstanding     16.2     16.1        14.0     16.1




(A)Selling, general and administrative expense for the six months ended June 30, 1998 includes a $3.3 million ($2.3 million after-tax) non-recurring charge for stock awarded to key individuals in connection with the Company's initial public offering. Adjusted to give effect to the Company's initial public offering as if it had occurred on January 1, 1998 and to exclude the non-recurring stock award charge discussed above, net income was $10.7 million and net income per diluted common share was $.66 on 16.2 million shares outstanding for the six months ended June 30, 1998.